EXHIBIT 99.1

                         Investor Contact: Steve Zenker
                                           (239) 498-8066
                                           stevezenker@wcicommunities.com

                            Media Contact: Ken Plonski
                                           (239) 498-8691
                                           kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

                  WCI REPORTS FULL YEAR 2004 EARNINGS UP 13.8%

FINANCIAL HIGHLIGHTS:

-     Full year 2004 net income: $120.2 million - up 13.8%

-     Full year 2004 diluted EPS: $2.62 - up 12.0%

-     Full year 2004 revenues: $1.81 billion - up 24.8%

-     Full year 2004 new orders: up 73.7% in units, 59.4% in dollars

-     Fourth quarter net income: $58.9 million - down 1.2%

-     Fourth quarter diluted EPS: $1.27 - down 3.1%

-     Fourth quarter revenues: $736.1 million - up 28.0%

-     Fourth quarter new orders: $650.5 million  - up 42.5%

-     Year-end backlog: $1.85 billion - up 95.2%

-     Projected 2005 EPS of $3.10 to $3.50


BONITA SPRINGS, FL (FEB. 9, 2005) WCI Communities, Inc. (NYSE: WCI) today reported results for the year ended 2004. For the twelve months ended December 31, 2004, net income rose 13.8% to $120.2 million from $105.6 million in the same period a year ago, while diluted earnings per share rose 12.0% to $2.62 from $2.34. The company's Northeast U.S. operations, acquired in May 2004, contributed six cents to the earnings. Revenues over the same period increased 24.8% to $1.81 billion from $1.45 billion in the previous year.

For the fourth quarter, net income was little changed at $58.9 million from $59.6 million earned in the fourth quarter of 2003. Diluted earnings per share were $1.27 compared to $1.31 earned during the same period a year ago. Revenues advanced 28.0% to $736.1 million from $575.2 million in the year earlier period.

EXHIBIT 99.1

As expected, results for the quarter were impacted by delays resulting from four third-quarter hurricanes, most notably Frances and Jeanne, which caused repeated damage to WCI's communities and homes under construction on Florida's east coast. In total, about 270 homes valued at approximately $120.0 million, originally slated for delivery in 2004, are now expected to close in 2005. This is an increase over the 160 homes, valued at $69.0 million, that were initially anticipated to be delayed when the company released its third quarter results. The company expects all of the 270 homes to close in the first half of 2005.

"Despite an impact greater than originally anticipated from the storms in the third quarter of 2004, we are pleased with the results of the fourth quarter and for the entire year," said WCI President Jerry Starkey. "During the year, we experienced lengthening construction permit and inspection delays on the east coast of Florida, principally relating to demand driven backlogs that burdened the infrastructure of local municipal building departments. The increased workload arising from the storm damage further burdened these agencies, as well as the utility companies. Consequently, we expect to continue to experience longer construction cycles and increased costs on homes being built in our east coast Florida communities. That said, we continue to see very strong demand for our products on the east coast of Florida and have shifted to `managed sales releases' which we believe will bring our margins in these communities in the second half of the year back to more normal levels."

For the full year 2004, new orders rose to 3,798 units or $2.31 billion, up 73.7% in units and 59.4% in dollars. Orders for the fourth quarter totaled 1,081 units or $650.5 million, up 61.8% in units and 42.5% in dollars from the orders recorded in the fourth quarter of 2003. The average sales price for orders during both periods decreased, as contracts for more moderately-priced retirement homes and tower residences made up a greater proportion of the total orders. This shift in mix was the result of a sharp increase in demand for the company's retirement communities as well as the company offering a broader range of tower products priced from $500,000 to $1,000,000. Also, in last year's fourth quarter, the company reported a substantial number of orders from one large tower with units priced at an average $2.0 million, which skewed average prices higher. The company's backlog rose to a year-end record $1.85 billion, up 95.2% from the $947.7 million reported a year earlier.

EXHIBIT 99.1

"Orders for the quarter and the year have exceeded our expectations," said Starkey. "Our strategy of augmenting our tower product offering with moderately-priced towers has been successful as those products have been very well received by consumers. The strong market acceptance of these new towers produced a record backlog and an 83% sell-out of the tower units under construction at the end of 2004, compared with 77% at the end of 2003."

TRADITIONAL HOMEBUILDING

For 2004, Traditional Homebuilding revenues, including lot sales, rose 19.1% to $774.3 million. The company closed about the same number of homes as the previous year but average closing price rose 20.8%, which was a primary driver of the increase in revenue. Price increases and mix changes toward larger, more expensive units were primarily seen in the company's retirement and primary home communities, while luxury golf course homes in excess of $1 million had less pricing power.

Fourth quarter revenues in the Traditional Homebuilding Division, including lot sales, were $388.1 million, up 24.9% from the $310.8 million posted in the fourth quarter of 2003. Fourth quarter unit deliveries totaled 791 compared to 710 during the same period last year. Total deliveries included 125 units added by our Northeast U.S. operations. Results were negatively affected by the loss of about 270 deliveries due to home construction delays resulting from the hurricanes that impacted Florida and due to reduced closings in a large Southeast Florida community where deliveries were delayed until 2005 by longer than expected permitting time frames. The average home price at delivery was up 18.8% to $480,000 from $404,000 in the year earlier period, due to changes in the mix of units delivered and price increases. Gross margin, including lot sales, decreased to 18.1% of revenue from 23.9% in the same period a year ago. Excluding lot sales, gross margin declined to 17.9% from 21.7% in the fourth quarter of 2003 due in part to higher raw material and labor costs at two Southeast Florida communities where home deliveries were delayed, as discussed earlier. Other factors impacting margins were higher warranty costs, and increases in construction overhead costs as the company incurred costs of starting up new communities.

New orders for the quarter rose 44.8% to 711, while the value of new orders rose 77.6% to $333.7 million, as demand for new homes in the company's communities continued to exhibit strength.

EXHIBIT 99.1

For the year, new orders totaled 2,658 units with a value of $1.15 billion, up 58.3% compared with 1,679 units and a value of $718.7 million in the prior year. The average order price for the year was $432,000 compared to $428,000 in 2003. Traditional Homebuilding backlog ended the year at a record $1.00 billion, up 129.7% over last year's $435.4 million.

TOWER HOMEBUILDING

For 2004, revenues in the Tower Homebuilding Division jumped 37.6% to $817.4 million, benefiting from more towers under construction with a higher percentage of units sold as well as strong sales of the company's higher-priced finished inventory tower units. Gross margin as a percentage of revenue rose to 30.0% from 28.9% a year earlier as cost savings at certain completed buildings and lower incentives on completed inventory sales offset the effect of the broader offering of tower units under $1 million dollars, which often have margins in the 20% to 30% range.

Fourth quarter revenues in the Tower Homebuilding Division rose 37.8% to $292.4 million from $212.2 million in the fourth quarter of 2003. During the quarter, seven new buildings began recognizing revenue. Overall, 17 towers were under construction and recognizing revenue in the quarter compared with 12 in the same period a year ago. Gross margin as a percentage of revenue decreased to 28.6% from 31.4% in the same period last year, consistent with company expectations, as more moderately-priced towers began recognizing revenue during the quarter. In addition, the year-ago period benefited from the initial revenue recognition of one large sold-out tower, which had margins in excess of 45%.

New orders for the quarter jumped 109.0% to 370 units on the strength of orders from four new towers which began booking orders during the quarter. The value of total orders for the quarter rose 18.0% from a year ago to $316.9 million. For the year, new orders equaled 1,140 units with a value of $1.16 billion, up 124.4% compared with 508 units, with a value of $728.0 million, in the same period a year ago. The average sales price for tower units sold in 2004 was $1.0 million, compared to $1.4 million in 2003, reflecting the mix of a broader range of products offered. Tower backlog reached a record $852.6 million, a 66.5% increase over the $512.2 million achieved at the end of the fourth quarter of 2003.

EXHIBIT 99.1

REAL ESTATE SERVICES

In 2004, Real Estate Services revenue increased 24.3% to $141.6 million. Gross margin as a percentage of revenue fell to 15.3% from 16.3% due to the effects of the hurricanes on transaction volume in the third and fourth quarters of 2004 and due to lower profitability of the mortgage banking business, as refinancing transactions decreased substantially and demand increased for adjustable rate mortgages, which tend to be less profitable compared to fixed rate mortgages.

Revenues for Prudential Florida WCI Realty, the largest segment of the Real Estate Services Division, rose 32.5% to $114.6 million during the year. Gross margin as a percentage of revenue increased to 14.9% compared to 13.9% in the same period a year ago as a higher volume of transactions per office resulted in operating efficiencies.

Fourth quarter revenues in the Real Estate Services Division totaled $33.5 million, up 12.8% from the $29.7 million recorded in the fourth quarter of 2003. Fourth quarter gross margin as a percentage of revenue increased to 15.2% from 15.1% in the same period a year ago, as strong results at WCI's real estate brokerage business offset weakness in its mortgage banking business.

OTHER ITEMS

The Amenities Division experienced a loss for both the full year and fourth quarter periods, $3.5 million and $1.6 million respectively, as an increase in revenues from five new country clubs was offset by operating deficits at those new clubs, fewer equity membership sales, and far fewer slip sales than the year earlier periods. While these new clubs initially operate at a deficit, they are an important factor driving prices and absorption of traditional and tower homes in their respective communities.

For all of 2004, land sale revenues totaled $20.9 million compared to $38.2 million in 2003. Land sales for the fourth quarter totaled $8.0 million compared to $9.1 million in the fourth quarter of 2003.

For 2004, other income of $26.3 million included $18.2 million in distributions from the company's sale of its interest in Bighorn Development, L.P., as well as $4.0 million from the sale of certain development rights. Other income for the fourth quarter totaled $5.1 million for

EXHIBIT 99.1

the quarter compared to $1.6 million in the same period a year ago. Most of the other income for the period came from the aforementioned development rights transaction.

During the year, the company recorded costs associated with the four hurricanes of $10.2 million and recorded anticipated insurance recoveries totaling $9.0 million, including a $5.0 million reimbursement received in the fourth quarter. The company anticipates receiving further insurance proceeds in 2005.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue declined to 7.4%, compared to 7.7% in the fourth quarter of the previous year, as expenses were spread over a higher level of revenue. For the year, these expenses as a percentage of revenue equaled 10.1%.

CASH FLOW/FINANCIAL POSITION/BALANCE SHEET

For the twelve months ended December 31, 2004, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $114.7 million compared to cash used of $8.4 million in the same period a year ago, due in large part to increases in inventories and contracts receivable, reflecting increased building activity, land purchases, and the acquisition of Spectrum Communities in May, 2004, which enabled the company to expand its operations to the Northeast United States.

Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $597.8 million at December 31, 2004. The maximum amount available to borrow under the company's senior unsecured revolving credit facility was increased prior to year-end to $686.5 million from $405.0 million at December 31, 2003. On January 5, 2005, the unsecured credit line was increased to $750 million. The facility matures in August 2008. The ratio of net debt to net capitalization of 53.8% is slightly higher than previously expected in part due to the delay in home closings mentioned above.

FINANCIAL GUIDANCE

For 2005, the company projects revenue growth of 30% to 40%, and net income growth of 19% to 34% over the previous year. Earnings per share for 2005 is expected to range from $3.10 to

EXHIBIT 99.1

$3.50, depending upon the success of new towers marketed during the year and land sales planned for the year, among other factors.

The lingering effects of the hurricanes and permitting delays on Florida's East Coast, as well as the purchase price accounting treatment of the company's Northeast U.S. homebuilding acquisition of May 2004 is expected to suppress Traditional Homebuilding margins in the first half of 2005. Traditional home margins are expected to begin the year at 15.0% to 16.0%, rising to 21.0% to 22.0% in the latter half of the year, bringing the average for the year to about 19.0%, over 50 basis points favorable to 2004 margins. Traditional home closings for the year are expected to range between 2,500 and 2,700.

Depending upon the actual mix of tower units sold during the year, Tower Division margins are expected to remain between 25.0% and 30.0%. A total of 8 to 12 towers, with a combined sell-out value of $700 to $900 million and an average unit sales price of $900,000 to $1 million, are expected to begin recognizing revenues during the year.

The company expects net income for the first quarter, historically the least significant quarter of the year, to represent approximately 9% of the total year's net income. Subsequent quarters are expected to represent 15%, 30% and 46% of 2005 net income. The third quarter projection includes $15 to $20 million related to a large land sale which may occur earlier in the year, which would create a more balanced quarterly flow of earnings.

CONFERENCE CALL

WCI will conduct a conference call today at 8:30 AM EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 3652920. The replay will also be available on the company's website. A slide presentation will accompany the call and can be accessed on the company's website in the Investor Relations section.

EXHIBIT 99.1

ABOUT WCI

WCI Communities, Inc., named America's Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

                                       ###


      FOR MORE INFORMATION ABOUT WCI AND ITS RESIDENTIAL COMMUNITIES VISIT

                             WWW.WCICOMMUNITIES.COM

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

EXHIBIT 99.1


                              WCI COMMUNITIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         DECEMBER 31,
                                                          ----------------------------------------
                                                                2004                   2003
                                                          ------------------     -----------------
ASSETS

Cash and cash equivalents                                       $   101,973            $   95,005
Contracts receivable                                                758,406               546,696
Real estate inventories                                           1,477,966             1,105,866
Property and equipment                                              176,589               168,920
Other assets                                                        417,458               344,145
                                                          ------------------     -----------------

Total assets                                                   $  2,932,392           $ 2,260,632
                                                          ==================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, accruals and other liabilities                $   894,292            $  651,108
                                                          ------------------     -----------------
Debt obligations:
  Senior unsecured credit facility                                  190,730                     -
  Mortgages and notes payable                                       150,238                46,918
  Senior subordinated notes                                         678,321               678,859
  Contingent convertible senior subordinated notes                  125,000               125,000
                                                          ------------------     -----------------
    Total debt obligations                                        1,144,289               850,777
                                                          ------------------     -----------------

Total shareholders' equity                                          893,811               758,747
                                                          ------------------     -----------------

Total liabilities and shareholders' equity                     $  2,932,392           $ 2,260,632
                                                          ==================     =================


OTHER BALANCE SHEET DATA
Debt                                                            $ 1,144,289             $ 850,777
Shareholders' equity                                                893,811               758,747
                                                          ------------------     -----------------
Capitalization                                                  $ 2,038,100           $ 1,609,524
                                                          ==================     =================
Ratio of debt to capitalization                                       56.1%                 52.9%

Debt, net of cash and cash equivalents                          $ 1,042,316             $ 755,772
Shareholders' equity                                                893,811               758,747
                                                          ------------------     -----------------
Capitalization, net of cash and cash equivalents                $ 1,936,127           $ 1,514,519
                                                          ==================     =================
Ratio of net debt to net capitalization                               53.8%                 49.9%

EXHIBIT 99.1

                              WCI COMMUNITIES, INC.
                   SELECTED REVENUES AND EARNINGS INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE THREE MONTHS ENDED      FOR THE YEARS ENDED
                                                                       DECEMBER 31,                  DECEMBER 31,
                                                               --------------------------    --------------------------
                                                                   2004          2003           2004            2003
                                                               -----------    -----------    -----------    -----------
REVENUES

      Homebuilding:
        Traditional                                            $   379,834    $   287,099    $   753,328    $   624,219
        Towers                                                     292,379        212,183        817,356        593,893
        Lots                                                         8,257         23,725         21,011         25,677
      Real estate services                                          33,467         29,657        141,591        113,893
      Amenity membership and operations                             14,138         13,428         51,433         56,369
      Land sales                                                     7,981          9,096         20,898         38,154
                                                               -----------    -----------    -----------    -----------

          Total revenues                                           736,056        575,188      1,805,617      1,452,205
                                                               -----------    -----------    -----------    -----------


GROSS MARGIN

      Homebuilding:
        Traditional                                                 67,946         62,420        135,376        142,397
        Towers                                                      83,638         66,639        245,288        171,856
        Lots                                                         2,156         11,898          6,250         12,268
      Real estate services                                           5,097          4,487         21,705         18,605
      Amenity membership and operations                             (1,607)         2,660         (3,486)         7,024
      Land sales                                                     5,422          1,339          9,528          9,840
                                                               -----------    -----------    -----------    -----------

          Total gross margin                                       162,652        149,443        414,661        361,990
                                                               -----------    -----------    -----------    -----------


OTHER INCOME AND EXPENSES
      Equity in losses (earnings) from joint ventures                  593             94          1,206           (607)
      Other income                                                  (5,089)        (1,644)       (26,250)        (5,075)
      Hurricane costs, net of actual and estimated insurance
        recoveries of $9,000                                        (4,345)            --          1,236             --
      Selling, general and administrative,
        including real estate taxes, net                            54,530         44,225        182,815        151,809
      Depreciation and amortization                                  3,748          3,081         13,717         11,211
      Interest expense, net                                         13,239          8,987         43,443         34,842
                                                               -----------    -----------    -----------    -----------
      Income before minority interests and income taxes             99,976         94,700        198,494        169,810
      Minority interests                                             3,349             --          1,204             --
      Income tax expense                                            37,758         35,108         77,087         64,250
                                                               -----------    -----------    -----------    -----------

        Net income                                             $    58,869    $    59,592    $   120,203    $   105,560
                                                               ===========    ===========    ===========    ===========


EARNINGS PER SHARE
      Basic                                                    $      1.32    $      1.37    $      2.72    $      2.41
      Diluted                                                  $      1.27    $      1.31    $      2.62    $      2.34

WEIGHTED AVERAGE NUMBER OF SHARES
      Basic                                                         44,558         43,549         44,219         43,831
      Diluted                                                       46,194         45,327         45,859         45,206

OPERATING DATA
      Interest incurred, excluding warehouse credit facility   $    21,537    $    19,002    $    81,488    $    70,608
      Interest included in cost of sales                       $    11,121    $    12,065    $    29,447    $    28,040

EXHIBIT 99.1

                              WCI COMMUNITIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                         -----------------------
                                                            2004         2003
                                                         ---------    ----------
Cash flows from operating activities:
 Net income                                              $ 120,203    $ 105,560
 Increase in real estate inventories                      (212,611)     (75,741)
 Increase in contracts receivable                         (211,710)     (31,675)
 Increase in customer deposits                             146,039       47,602
 Increase in restricted cash                               (53,280)     (78,078)
 Increase in accounts payable and other liabilities         25,773       30,093

 All other                                                  70,891       (6,200)
                                                         ---------    ---------
Net cash used in operating activities                     (114,695)      (8,439)
                                                         ---------    ---------


Cash flows from investing activities:
 Net cash paid for acquisition                             (58,517)          --
 Other                                                     (37,054)     (60,464)
                                                         ---------    ---------
Net cash used in investing activities                      (95,571)     (60,464)
                                                         ---------    ---------

Cash flows from financing activities:
 Net borrowings under debt obligations                     222,304      119,759

 All other                                                  (5,070)      (5,640)
                                                         ---------    ---------
Net cash provided by financing activities                  217,234      114,119
                                                         ---------    ---------

Net increase in cash and cash equivalents                $   6,968    $  45,216
                                                         =========    =========

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating
activities to EBITDA (1)
 Net cash (used in) provided by operating activities     $(114,695)   $  (8,439)
 Interest expense, net                                      43,443       34,842
 Interest included in cost of sales                         29,447       28,040
 Income tax expense                                         77,087       64,250
 Depreciation and amortization                              13,717       11,211
 Increase in real estate inventories                       212,611       75,741
 Increase in contracts receivable                          211,710       31,675
 Increase in customer deposits                            (146,039)     (47,602)
 Increase in restricted cash                                53,280       78,078
 Increase in accounts payable and other liabilities        (25,773)     (30,093)
 All other                                                 (70,891)       6,200
                                                         ---------    ---------
 Total EBITDA                                            $ 283,897    $ 243,903
                                                         =========    =========

(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company's management believes that EBITDA is an indication of the Company's ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

EXHIBIT 99.1

                              WCI COMMUNITIES, INC.
                         HOMEBUILDING OPERATIONAL DATA
                                 (IN THOUSANDS)

                                                     FOR THE THREE MONTHS ENDED                    FOR THE YEARS ENDED
                                                             DECEMBER 31,                                DECEMBER 31,
                                                --------------------------------------      ----------------------------------------
                                                      2004                 2003                   2004                  2003
                                                -----------------    -----------------      -----------------    -------------------
Traditional Homebuilding

      Average Selling Price Per Home Closed                $ 480                $ 404                  $ 453                  $ 375

      Homes Closed (Units)                                   791                  710                  1,663                  1,666

      Net New Orders For Homes (Units)                       711                  491                  2,658                  1,679

      Contract Values of New Orders                    $ 333,670            $ 187,924             $1,148,697              $ 718,690

      Average Selling Price Per New Order                  $ 469                $ 383                  $ 432                  $ 428

TOWER HOMEBUILDING

      Net New Orders (Units)                                 370                  177                  1,140                    508

      Contract Values of New Orders                    $ 316,858            $ 268,572            $ 1,157,913              $ 727,970

      Average Selling Price Per New Order                  $ 856              $ 1,517                $ 1,016                $ 1,433

COMBINED TRADITIONAL AND TOWER HOMEBUILDING

      Net New Orders (Units)                               1,081                  668                  3,798                  2,187

      Contract Values of New Orders                    $ 650,528            $ 456,496            $ 2,306,610            $ 1,446,660

      Average Selling Price Per New Order                  $ 602                $ 683                  $ 607                  $ 661

                                                        DECEMBER 31,
                                               -----------------------------
                                                    2004           2003
                                               -------------   -------------
TRADITIONAL HOMEBUILDING

      Backlog (Units)                                 2,109             882

      Backlog Contract Values                   $ 1,001,618       $ 435,419

      Active Selling Communities                         20              14


TOWER HOMEBUILDING

      Cumulative Contract Values                 $1,616,998      $1,063,125

      Less: Cumulative Revenues Recognized         (764,433)       (550,887)

                                               -------------   -------------
      Backlog Contract Values                     $ 852,565       $ 512,238
                                               =============   =============

      Towers under construction during the
      period recognizing revenue                         23              20

      Aggregate Backlog Contract Values,
        Traditional and Tower Homebuilding       $1,854,183       $ 947,657


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